THE VANGUARD GROUP, INC.
                            ------------------------

                                 CODE OF ETHICS
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SECTION 1:  BACKGROUND

This Code of Ethics has been approved and adopted by the Board of Directors of The Vanguard Group, Inc. ("Vanguard") and the Boards of Trustees of each of the Vanguard funds in compliance with Rule 17j-1 under the Investment Company Act of 1940. The Code has been amended and restated effective as of May 1, 1999. Except as otherwise provided, the Code applies to all "Vanguard personnel," which term includes all employees, officers, Directors and Trustees of Vanguard and the Vanguard funds. The Code also contains provisions which apply to the investment advisers to the Vanguard funds (see section 11).

SECTION 2:  STATEMENT OF GENERAL FIDUCIARY STANDARDS

This Code of Ethics is based on the overriding principle that Vanguard personnel act as fiduciaries for shareholders' investments in the Vanguard funds. Accordingly, Vanguard personnel must conduct their activities at all times in accordance with the following standards:

     a) SHAREHOLDERS' INTERESTS COME FIRST. In the course of fulfilling their duties and responsibilities to Vanguard fund shareholders, Vanguard personnel must at all times place the interests of Vanguard fund shareholders first. In particular, Vanguard personnel must avoid serving their own personal interests ahead of the interests of Vanguard fund shareholders.

     b) CONFLICTS OF INTEREST MUST BE AVOIDED. Vanguard personnel must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to Vanguard fund shareholders.

     c) COMPROMISING SITUATIONS MUST BE AVOIDED. Vanguard personnel must not take advantage of their position of trust and responsibility at Vanguard. Vanguard personnel must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of Vanguard fund shareholders.

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All  activities  of Vanguard  personnel  should be guided by and adhere to these fiduciary standards. The remainder of this Code sets forth specific rules and procedures which are consistent with these fiduciary standards. However, all activities by Vanguard personnel are required to conform with these fiduciary standards regardless of whether the activity is specifically covered in this Code.

SECTION 3:  DUTY OF CONFIDENTIALITY

Vanguard personnel must keep confidential at all times any nonpublic information they may obtain in the course of their employment at Vanguard. This information includes but is not limited to:

     1)   information  on the  vanguard  funds,  including  recent or  impending
          securities    transactions   by   the   funds,   activities   of   the
          funds'advisers, offerings of new funds, and closings of funds;

     2)   information   on   Vanguard   fund    shareholders   and   prospective
          shareholders, including their identities, investments, and account transactions;

     3)   information  on  other  vanguard   personnel,   including  their  pay,
          benefits, position level, and performance ratings; and

     4) information on Vanguard business activities, including new services, products, technologies, and business initiatives.

Vanguard  personnel  have  the  highest  fiduciary   obligation  not  to  reveal
confidential Vanguard information to any party that does not have a clear and compelling need to know such information.

SECTION 4:  GIFT POLICY

Vanguard personnel are prohibited from seeking or accepting gifts of material value from any person or entity, including any Vanguard fund shareholder or Vanguard client, when such gift is in relation to doing business with Vanguard. In certain cases, Vanguard PERSONNEL MAY ACCEPT GIFTS OF DE MINIMIS value (as determined in accordance with guidelines set forth in Vanguard's Human Resources Policy Manual) but only if they obtain the approval of a Vanguard officer.

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SECTION 5:  OUTSIDE ACTIVITIES

     a) PROHIBITIONS ON SECONDARY EMPLOYMENT. Vanguard employees are prohibited from working for any business or enterprise in the financial services industry that competes with Vanguard. In addition, Vanguard employees are prohibited from working for any organization that could possibly benefit from the employee's knowledge of confidential Vanguard information, such as new Vanguard services and technologies. Beyond these prohibitions, Vanguard employees may accept secondary employment, but only with prior approval from the Vanguard Compliance Department. Vanguard officers are prohibited from accepting or serving in any form of secondary employment unless they have received approval from a Vanguard Managing Director or the Vanguard Chairman and Chief Executive Officer.

     b) PROHIBITION ON SERVICE AS DIRECTOR OR PUBLIC OFFICIAL. Vanguard officers and employees are prohibited from serving on the board of directors of any publicly traded company or in an official capacity for any federal, state, or local government (or governmental agency or instrumentality) without prior approval from the Vanguard Compliance Department.

     c) PROHIBITION ON MISUSE OF VANGUARD TIME OR PROPERTY. Vanguard personnel are prohibited from using Vanguard time, equipment, services, personnel or property for any purposes other than the performance of their duties and responsibilities at Vanguard.

SECTION 6:  GENERAL PROHIBITIONS ON TRADING

     a) TRADING ON KNOWLEDGE OF VANGUARD FUNDS ACTIVITIES. All Vanguard personnel are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of the Vanguard funds or the funds' investment advisers. In particular, Vanguard personnel are prohibited from purchasing or selling, directly or indirectly, any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, by a Vanguard fund. This prohibition applies to all securities in which the person has acquired or will acquire "beneficial ownership." For these purposes, a person is considered to have beneficial ownership in all securities over which the person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person's benefit), regardless of who is the registered owner. Under this Code of Ethics, Vanguard personnel are considered to have beneficial ownership of all securities owned by their spouse or minor children.

     b) VANGUARD INSIDER TRADING POLICY. All Vanguard personnel are subject to Vanguard's Insider Trading Policy, which is considered an integral part of this Code of Ethics. Vanguard's Insider Trading Policy prohibits Vanguard personnel from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits Vanguard personnel from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of Vanguard's Insider Trading Policy may result in penalties which could include termination of employment with Vanguard.

SECTION 7:  ADDITIONAL TRADING RESTRICTIONS FOR ACCESS PERSONS

     a) APPLICATION. The restrictions of this section 7 apply to all Vanguard access persons. For purposes of the Code of Ethics, "access persons" include:

     1) any Director or Trustee of Vanguard or a Vanguard fund, excluding disinterested Directors and Trustees (i.e., any Director or Trustee who is not an "interested person" of a Vanguard fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940);

     2)   any officer of Vanguard or a Vanguard fund; and

     3) any employee of Vanguard or a Vanguard fund who in the course of his or her regular duties participates in the selection of a Vanguard fund's securities or who works in a Vanguard department or unit that has access to information regarding a Vanguard fund's impending purchases or sales of securities.

The Vanguard Compliance Department will notify all Vanguard personnel who qualify as access persons of their duties and responsibilities under this Code of Ethics. The restrictions of this section 7 apply to all transactions in which a Vanguard access person has or will acquire beneficial ownership (see section
6a) of a security, including transactions by a spouse or minor child. However, the restrictions do not apply to transactions involving: (i) direct obligations of the Government of the United States; (ii) high quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements; and (iii) shares of registered open-end investment companies (including shares of

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any Vanguard fund). In addition,  the  restrictions do not apply to transactions in accounts over which the access person has no direct or indirect control or influence.

     b)   GENERAL  RESTRICTIONS FOR ACCESS PERSONS.  Vanguard access persons are
subject  to  the  following   restrictions  with  respect  to  their  securities
transactions:

     1) PRE-CLEARANCE OF SECURITIES TRANSACTIONS. Vanguard access persons must receive approval from the Vanguard Compliance Department before
          purchasing  or  selling  any  securities.   The  Vanguard   Compliance
          Department will notify Vanguard access persons if their proposed securities transactions are permitted under this Code of Ethics.

     2) TRADING THROUGH VANGUARD BROKERAGE SERVICES. Vanguard access persons must conduct all their securities transactions through Vanguard Brokerage Services. Vanguard Brokerage Services will send a confirmation notice of any purchase or sale of securities by a Vanguard access person to the Vanguard Compliance Department.

     3) PROHIBITION ON INITIAL PUBLIC OFFERINGS. Vanguard access persons are prohibited from acquiring securities in an initial public offering.

     4) PROHIBITION ON PRIVATE PLACEMENTS. Vanguard access persons are prohibited from acquiring securities in a private placement without prior approval from the Vanguard Compliance Department. In the event an access person receives approval to purchase securities in a private placement, the access person must disclose that investment if he or she plays any part in a Vanguard fund's later consideration of an investment in the issuer.

     5) PROHIBITION ON OPTIONS. Vanguard access persons are prohibited from acquiring or selling any option on any security.

     6) PROHIBITION ON SHORT-SELLING. Vanguard access persons are prohibited from selling any security that the access person does not own or otherwise engaging in "short-selling" activities.

     7) PROHIBITION ON SHORT-TERM TRADING PROFITS. Vanguard access persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities within 60 calendar days. In the event that an access person realizes profits on

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          such short-term trades, the access person must relinquish such profits to The Vanguard Group Foundation.

     c) BLACKOUT RESTRICTIONS FOR ACCESS PERSONS. All Vanguard access persons are subject to the following restrictions when their purchases and sales of securities coincide with trades by the Vanguard funds:

     1) PURCHASES AND SALES WITHIN THREE DAYS FOLLOWING A FUND TRADE. Vanguard access persons are prohibited from purchasing or selling any security within three calendar days after a Vanguard fund has traded in the same (or a related) security. In the event that an access person makes a prohibited purchase or sale within the three-day period, the access person must unwind the transaction and relinquish any gain from the transaction to The Vanguard Group Foundation.

     2) PURCHASES WITHIN SEVEN DAYS BEFORE A FUND PURCHASE. A Vanguard access person who purchases a security within seven calendar days before a Vanguard fund purchases the same (or a related) security is prohibited from selling the security for a period of six months following the fund's trade. In the event that an access person makes a prohibited sale within the six-month period, the access person must relinquish to The Vanguard Group Foundation any gain from the transaction.

     3) SALES WITHIN SEVEN DAYS BEFORE A FUND SALE. A Vanguard access person who sells a security within seven days before a Vanguard fund sells the same (or a related) security must relinquish to The Vanguard Group Foundation the difference between the access person's sale price and the Vanguard fund's sale price (assuming the access person's sale price is higher).

     4) RESTRICTIONS NOT APPLICABLE TO TRADES BY VANGUARD INDEX FUNDS. The restrictions of this section 7c do not apply to purchases and sales of securities by Vanguard access persons which would otherwise violate section 7c solely because the transactions coincide with trades by any Vanguard index funds.

SECTION 8:  ADDITIONAL TRADING RESTRICTIONS FOR INSTITUTIONAL CLIENT CONTACTS

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     a)   APPLICATION.  The restrictions of this section 8 apply to all Vanguard
Institutional  client  contacts.   For  purposes  of  the  Code  of  Ethics,  an
"Institutional client contact" includes any Vanguard employee who works in a department or unit at Vanguard that has significant levels of interaction or dealings with the management of clients of Vanguard's Institutional Investor Group. The Vanguard Compliance Department will notify Vanguard employees who qualify as Institutional client contacts of the restrictions of this Section 8.

     b) PROHIBITION ON TRADING SECURITIES OF INSTITUTIONAL CLIENTS. Vanguard Institutional client contacts are prohibited from acquiring securities issued by clients of the Vanguard Institutional Investor Group (including any options or futures contracts based on such securities). In the event that any individual who becomes subject to this prohibition already owns securities issued by Institutional clients, the individual will be prohibited from disposing of those securities without prior approval from the Vanguard Compliance Department. The restrictions of this section 8 apply to all transactions in which Institutional client contacts have acquired or would acquire beneficial ownership (see section
6a) of a security, including transactions by a spouse or minor child. However, the restrictions do not apply to transactions in any account over which an individual does not possess any direct or indirect control or influence. The Vanguard Compliance Department will maintain a list of the Institutional clients to which the prohibitions of this section 8 apply. The Vanguard Compliance Department may waive the prohibition on acquiring securities of Institutional clients in appropriate cases (including, for example, cases in which an individual acquires securities as part of an inheritance or through an employer-sponsored employee benefits or compensation program).

SECTION 9:  COMPLIANCE PROCEDURES

     a) APPLICATION. The requirements of this section 9 apply to all Vanguard personnel other than disinterested Directors and Trustees (see section 7a). The requirements apply to all transactions in which Vanguard personnel have acquired or would acquire beneficial ownership (see section 6a) of a security, including transactions by a spouse or minor child. However, the requirements do not apply to transactions involving: (i) direct obligations of the Government of the United States; (ii) high quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements; and (iii) shares of registered open-end investment companies (including shares of any Vanguard fund). In addition, the requirements do not apply to securities acquired for accounts over which the person has no direct or indirect control or influence.

     b) DISCLOSURE OF PERSONAL HOLDINGS. All Vanguard personnel must disclose their personal securities holdings to the Vanguard Compliance Department upon commencement of employment with Vanguard. These disclosures must identify the title, number of shares, and principal amount with respect to each security holding.

     c) RECORDS OF SECURITIES TRANSACTIONS. All Vanguard personnel must notify the Vanguard Compliance Department if they have opened or intend to open a brokerage account. Vanguard personnel must direct their brokers to supply the Vanguard Compliance Department with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their brokerage accounts.

     d) CERTIFICATION OF COMPLIANCE. All Vanguard personnel must certify annually to the Vanguard Compliance Department that: (i) they have read and understand this Code of Ethics; (ii) they have complied with all requirements of the Code of Ethics; and (3) they have reported all transactions required to be reported under the Code of Ethics.

SECTION 10:  REQUIRED REPORTS BY DISINTERESTED DIRECTORS AND TRUSTEES

Disinterested Directors and Trustees (see section 7a) are required to report their securities transactions to the Vanguard Compliance Department only in cases where the Director or Trustee knew or should have known during the 15-day period immediately preceding or following the date of the transaction that the security had been purchased or sold, or was being considered for purchase or sale, by a Vanguard fund.

SECTION 11: APPLICATION TO INVESTMENT ADVISERS

     a) ADOPTION OF CODE OF ETHICS. Each investment adviser to a Vanguard fund must adopt a code of ethics in compliance with Rule 17j-1 and provide the Vanguard Compliance Department with a copy of the code of ethics and any subsequent amendments. Each investment adviser is responsible for enforcing its code of ethics and reporting to the Vanguard Compliance Department on a timely basis any violations of the code of ethics and resulting sanctions.

     b) PREPARATION OF ANNUAL REPORTS. Each investment adviser to a Vanguard fund must prepare an annual report on its code of ethics for review by the Board of Trustees of the Vanguard fund. This report must contain the following:

     1) a description of any issues arising under the adviser's code of ethics including, but not limited to, information about any violations of the code, sanctions imposed in response to such violations, changes made to the code's provisions or procedures, and any recommended changes to the code; and

     2)   a  certification   that  the  investment   adviser  has  adopted  such
          procedures as are reasonably necessary to prevent access persons from violating the code of ethics.

SECTION 12:  REVIEW BY BOARDS OF DIRECTORS AND TRUSTEES

     a) REVIEW OF INVESTMENT ADVISERS' CODE OF ETHICS. Prior to retaining the services of any investment adviser for a Vanguard fund, the Board of Trustees of the Vanguard fund must review the code of ethics adopted by the investment adviser pursuant to Rule 17j-1 under the Investment Company Act of 1940. The Board of Trustees must receive a certification from the investment adviser that the adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the adviser's code of ethics. A majority of the Trustees of the Vanguard fund, including a majority of the disinterested Trustees of the Fund, must determine whether the adviser's code of ethics contains such provisions as are reasonably necessary to prevent access persons from engaging in any act, practice, or course of conduct prohibited by the anti-fraud provisions of Rule 17j-1.

     b) REVIEW OF VANGUARD ANNUAL REPORTS. The Vanguard Compliance Department must prepare an annual report on this Code of Ethics for review by the Board of Directors of Vanguard and the Boards of Trustees of the Vanguard funds. The report must contain the following:

     1) a description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code's provisions or procedures, and any recommended changes to the Code; and

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     2)   a certification that Vanguard and the Vanguard Funds have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

SECTION 13:  SANCTIONS

In the event of any violation of this Code of Ethics, Vanguard senior management will impose such sanctions as deemed necessary and appropriate under the circumstances and in the best interests of Vanguard fund shareholders. In the case of any violations by Vanguard employees, the range of sanctions could include a letter of censure, suspension of employment without pay, or permanent termination of employment.

SECTION 14:  RETENTION OF RECORDS

Vanguard must maintain all records required by Rule 17j-1 including: (i) copies of this Code of Ethics and the codes of ethics of all investment advisers to the Vanguard funds; (ii) records of any violations of the codes of ethics and actions taken as a result of the violations; (iii) copies of all certifications made by Vanguard personnel pursuant to section 9d; (iv) lists of all Vanguard personnel who are, or within the past five years have been, access persons subject to the trading restrictions of section 8 and lists of the Vanguard compliance personnel responsible for monitoring compliance with those trading restrictions; and (v) copies of the annual reports to the Boards of Directors and Trustees pursuant to section 12.

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                                 CODE OF ETHICS

                                    GMO TRUST
                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
                             DANCING ELEPHANT, LTD.
                               GMO AUSTRALIA LTD.
                                GMO AUSTRALIA LLC
                           GMO RENEWABLE RESOURCES LLC
                                GMO WOOLLEY LTD.

                             Dated February 17, 2000

                                 I. INTRODUCTION

     A. FIDUCIARY DUTY. This Code of Ethics is based on the principle that trustees, officers, employees, and certain other related persons of the above-listed mutual funds and fund managers have a fiduciary duty to place the interests of the Funds and ACCOUNTS AHEAD OF THEIR OWN. THE CODE APPLIES TO ALL ACCESS PERSONS(1) and focuses principally on pre-clearance and reporting of personal transactions in securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of any of the GMO Funds and Accounts.

     As fiduciaries, Access Persons must at all times:

          1. PLACE THE INTERESTS OF THE GMO FUNDS AND ACCOUNTS FIRST. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the GMO Funds and Accounts in any decision relating to their personal investments. An Access Person may not induce or cause a Fund to take action, or not to take action, for personal benefit, rather than for the benefit of the Fund. Nor may any Access Persons otherwise exploit the client relationship for personal gain.

          2. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS CONSISTENT WITH THIS CODE INCLUDING BOTH THE PRE-CLEARANCE AND REPORTING REQUIREMENTS. Doubtful situations should be resolved in favor of the GMO Funds and Accounts. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

          3. AVOID TAKING INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS. Access Persons must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.


--------------------
(1)  Capitalized words are defined in Appendix 1.

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     B.   APPENDICES TO THE CODE. The appendices  to  this Code are  attached to and are a part of the Code. The appendices include the following:

          1. DEFINITIONS (capitalized terms in the Code are defined in Appendix 1),

          2.   MASTER  PERSONAL  TRADING   POLICIES   AND   PROCEDURES  and  the
     appendices thereto (Appendix 2),

          3. QUICK REFERENCE GUIDE TO PRE-CLEARANCE AND QUARTERLY REPORTING (Appendix A to Appendix 2),

          4.   QUARTERLY TRANSACTION REPORT (Appendix B to Appendix 2),

          5.   CONTACT   PERSONS  including   the  Compliance  Officer  and  the
     Conflicts of Interest Committee, if different than as initially designated herein (Appendix C to Appendix 2),

          6.   Personal  Trading  Relationship  and  Holdings   Disclosure  Form
     (Appendix D to Appendix 2),

          7. TRADE AUTHORIZATION REQUEST FOR ACCESS PERSONS (Appendix E to Appendix 2),

          8.   ACKNOWLEDGMENT   OF  RECEIPT  OF CODE  OF ETHICS (Appendix  F  to
     Appendix 2),

          9. ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS (Appendix G to Appendix 2), and

          10.  FORM LETTER TO BROKER, DEALER OR BANK (Appendix H to Appendix 2).

                      II. PERSONAL SECURITIES TRANSACTIONS

     A. PRE-CLEARANCE REQUIREMENTS FOR ACCESS PERSONS.

          1. GENERAL REQUIREMENT. All Securities Transactions by Access Persons (other than any trustee of GMO Trust who is not an "interested person" (as defined in the Investment Company Act of 1940 ("1940 Act")) of a GMO Fund) of the types set forth in Section 2 of the Procedures are subject to the pre-clearance procedures set forth in Section 6 of the Procedures.

          2. GENERAL POLICY. In general, requests to buy or sell a security will be denied if the Security is being considered for purchase or sale within 15 days of the date of the request by any Fund or Account. Requests to sell a Security short will be denied for the same reasons and also if the security is owned by any GMO Active Portfolio.

          3. PROCEDURES. The procedures for requesting pre-clearance of a Securities Transaction are set forth in Section 6 of the Procedures and in Appendix A thereto. The Compliance Officer (or a designee) will keep appropriate records of all pre-clearance requests.

          4. NO EXPLANATION REQUIRED FOR REFUSALS. In some cases, the Compliance Officer (or a designee) may refuse to authorize a Securities Transaction for a reason that is confidential. The Compliance Officer is not required to give an explanation for refusing to authorize any Securities Transaction.

     B.   PROHIBITED TRANSACTIONS.

          1. PROHIBITED SECURITIES TRANSACTIONS. The following Securities Transactions are prohibited and will not be authorized, except to the extent designated below. These prohibitions shall not apply to any trustee of GMO Trust who is not an "interested person" (as defined in the 1940 Act) of a GMO Fund.

               a. INITIAL PUBLIC OFFERINGS. Any purchase of Securities in an initial public offering other than a new offering of a registered open-end investment company or any initial offering which an Access Person can demonstrate in the pre-clearance process is available and accessible to the general investing public through on-line or other means.

               b. PRIVATE PLACEMENTS. Any purchase of Securities in an offering exempt from registration under the Securities Act of 1933, as amended, is generally prohibited but may be reviewed by the Conflicts of Interest Committee upon request.

               c. OPTIONS ON SECURITIES. Options on any securities owned by an active trading area of the firm or an area in which an employee directly works.

               d. SECURITIES BEING CONSIDERED FOR PURCHASE OR SALE. Any Security being considered for purchase or sale by a Fund or an Account. For this purpose, a security is being considered for purchase or sale when a recommendation to purchase or sell the Security has been communicated or, with respect to the person making the recommendation, when such person seriously considers making the recommendation.

               e. SHORT-TERM TRADING. Any purchase or sale of the same or equivalent Securities within 60 calendar days generally is prohibited but will be reviewed by the Compliance Officer on a case-by-case basis, and may be approved in situations in which there is no potential for abuse and the equities strongly support an exemption. Securities exempt from pre-clearance and reporting are not subject to this prohibition.

               f. SHORT SELLING OF SECURITIES. Short selling securities that are held in Active Portfolios (including International Active, Domestic Active, Emerging Markets and Global Properties). Access Persons also are prohibited from short selling Securities held in an account within his or her own area, even if quantitatively managed. The Compliance Department will determine whether an Active Portfolio holds a Security and whether a Security is held by an Access Person's "area."

          2.   IMPROPER  SECURITIES  TRANSACTIONS.   The  following   Securities
     Transactions may violate the federal securities laws or other legal or regulatory provisions or are otherwise deemed to be improper and are prohibited and will not be authorized under any circumstances:

               a. INSIDE INFORMATION. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security;

               b. MARKET MANIPULATION. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

               c. OTHERS. Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of corporate opportunities, or an appearance of impropriety.

     C.   EXEMPTIONS.

          1. The following Securities Transactions and other transactions are exempt (as indicated below) from either the pre-clearance requirements set forth in Section II.A. or the reporting requirements set forth in Section II.D, or both. Note that de minimus purchases and sales of large market cap stocks (see (i) below), are exempt from pre-clearance, but are subject to quarterly reporting. (Also, see Appendix 2.):

               a. Securities Transactions Exempt from Both Pre-clearance and Reporting.

               - MUTUAL FUNDS. Securities issued by any registered open-end investment companies (including, but not limited to, the GMO Funds).

               -    U.S.  GOVERNMENT   SECURITIES.   Securities  issued  by  the
                    Government of the United States;

               - MONEY MARKET INSTRUMENTS. Money market instruments or their equivalents, including bankers' acceptances, bank certificates OF DEPOSIT, COMMERCIAL PAPER AND HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS2, including repurchase agreements;

               - CURRENCIES AND FORWARD CONTRACTS THEREON. Currencies of foreign governments and forward contracts thereon;

               - CERTAIN CORPORATE ACTIONS. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities and

               - RIGHTS. Any acquisition of Securities through the exercise of rights issued by an issuer to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

               b. Securities Transactions Exempt from Pre-clearance but Subject to Reporting Requirements.

               - DISCRETIONARY ACCOUNTS. Transactions through any discretionary accounts (i) that have been approved by the Compliance Department in advance and (ii) for which the Access Person has arranged for quarterly certification from the third party manager stating that the individual (Access Person or Immediate Family Member) has not influenced the discretionary manager's decisions during the period in question;

               - DE MINIMUS PURCHASES AND SALES OF LARGE CAP STOCKS. Purchases or sales of less than $5,000 of common stock of issuers whose market capitalization is greater than $5 billion, which may be utilized once per security during a pre-clearance period; and

               - MISCELLANEOUS. Any transaction in the following: (1) limited partnerships and other pooled vehicles sponsored by a GMO Entity, (2) open-end investment vehicles not market traded and (3) other Securities as may from time to time be designated in writing by the Conflicts of Interest Committee on the ground that the risk of abuse is minimal or non-existent.

          2.   APPLICATION TO COMMODITIES, FUTURES AND OPTIONS.

--------------------
(2) High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

               a.   The purchase or sale of  commodities, futures on commodities and related options, futures on currencies, non-exchange-traded options on currencies, and non-exchange-traded options on currency futures are not subject to the pre-clearance requirements set forth in
          Section II.A. or the reporting requirements set forth in Section II.D.

               b. The purchase and sale of exchange-traded options on currencies, exchange-traded options on currency futures; and the purchase of futures on securities comprising part of a broad-based, publicly traded market based index of stocks and related options are not subject to the pre-clearance requirements set forth in Section II.A., but are subject to the reporting requirements set forth in
          Section II.D.

               c. The purchase of other options relating to Securities are subject to all of the provisions of this Code.

               d. The exercise of options, the purchase or sale of which is subject to the pre-clearance or reporting provisions of this Code, is not subject to the pre-clearance requirements set forth in Section II.A., but is subject to the reporting requirements set forth in
          Section II.D.

               e.   The  writing of  covered  call  options  on   Securities  or
          Securities indices is permitted.

     D.   REPORTING REQUIREMENTS

          1. INITIAL AND ANNUAL DISCLOSURE OF PERSONAL HOLDINGS. No later than 10 days after initial designation as an Access Person and thereafter on an annual basis (and based on information current as of a date not more than 30 days before the report is submitted), each Access Person must report to the Compliance Department all of the information set forth in Section 1 of the Procedures.

          2. QUARTERLY REPORTING REQUIREMENTS. Each Access Person must file a quarterly report with the Compliance DEPARTMENT WITHIN 10 CALENDAR DAYS OF QUARTER-end with respect to all Securities Transactions of the types listed in Section 2 of the Procedures occurring during that past quarter. The procedures to be followed in making quarterly reports are set forth in
     Section 7 of the Procedures.

          3. BROKERAGE STATEMENTS. Each Access Person must disclose to the Compliance Department all of his or her brokerage accounts and relationships and must require such brokers to forward to the Compliance Department copies of confirmations of account transactions.

          4. EXEMPTION FOR CERTAIN TRUSTEES. The reporting requirements in the three preceding paragraphs shall not apply to any trustee of GMO Trust who is not an "interested person" (as defined in the 1940 Act) of a GMO Fund.

          5. REVIEW OF REPORTS. The Compliance Officer shall review and maintain each Access Person's reports filed pursuant to Sections 2.D.1 and .2 of this Code and brokerage statements filed pursuant to Section 2.D.3 of this Code.

          6. AVAILABILITY OF REPORTS. All information supplied pursuant to this Code will generally be maintained in a secure and confidential manner, but may be made available (without notice to Access Person) for inspection to the directors, trustees or equivalent persons of each GMO Entity employ-ing the Access Person, the Board of Trustees of each GMO Fund, the Conflicts of Interest Committee, the Compliance Department, the Compliance Officer, the Access Person's department manager (or designee), any party to which any investigation is referred by any of the foregoing, the SEC, any state securities commission, and any attorney or agent of the foregoing or of the GMO Funds.

                              III. FIDUCIARY DUTIES

     A. CONFIDENTIALITY. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Funds and Accounts, except to persons whose responsibilities require knowledge of such information.

     B.   GIFTS. The following provisions on gifts apply to all Access Persons.

          1. ACCEPTING GIFTS. On occasion, because of their affiliation with the Funds or Accounts, Access Persons may be offered, or may receive with-out notice, gifts from clients, brokers, vendors, or other persons not affiliated with any GMO Entity. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of the GMO Funds and the GMO Entities. Gifts of a nominal value (I.E., GIFTS WHOSE REASONABLE VALUE IS NO MORE THAN $100 A YEAR), AND CUSTOMARY BUSINESS MEALS, ENTERTAINMENT (E.G., sporting EVENTS), AND PROMOTIONAL ITEMS (E.G., pens, mugs, T-shirts) may be accepted.

          If an Access Person receives any gift that might be prohibited under this Code, the Access Person must inform the Compliance Department.

          2. SOLICITATION OF GIFTS. Access Persons may not solicit gifts or gratuities.

     C. SERVICE AS A DIRECTOR. Pursuant to the provisions of Section 2.D.1 of this Code, Access Persons must report any service as a director of a publicly-held company (other than the GMO Entities, their affiliates, and the Funds). The Compliance Department shall review at the outset and from time-to-time the appropriateness of such service in light of the objectives of this Code. The Compliance Department may in certain cases determine that such service is inconsistent with these objectives; and it may in others require that the affected Access Person be isolated, through a "Chinese Wall" or other procedures, from those making investment decisions related to the issuer on whose board the person sits.

                     IV. COMPLIANCE WITH THIS CODE OF ETHICS

     A.   CONFLICTS OF INTEREST COMMITTEE

          1. MEMBERSHIP, VOTING AND QUORUM. The Conflicts of Interest Committee shall initially consist of Scott Eston, Forrest Berkley and Bill Royer. The Conflicts of Interest Committee shall vote by majority vote with two members serving as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee.

          2. INVESTIGATING VIOLATIONS OF THE CODE. The Compliance Department is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Conflicts of Interest Committee. The Conflicts of Interest Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code will be reported to the Boards of Trustees of the GMO Funds no less frequently than each quarterly meeting.

          3. ANNUAL REPORTS. The Conflicts of Interest Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will provide a written report to the Board of Trustees of each GMO Fund:

               a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

               b. Identifying material issues under this Code since the last report to the Board of Trustees of the GMO Funds, including, but not limited to, any material violations of the Code or sanctions imposed in response to material violations or pattern of non-material violation or sanctions;

               c. Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations; and

               d. Certifying to the Boards of Trustees of the GMO Funds that the applicable GMO Entities have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

          4. REVIEW OF DENIED TRADES. The process and standards for Conflicts of Interest Committee review of denied trades is set forth in Section 3 of the Procedures and Appendix A thereto.

     B.   REMEDIES

          1. SANCTIONS. If the Conflicts of Interest Committee determines that an Access Person has committed a violation of the Code, the Conflicts of Interest Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Conflicts of Interest Committee also may require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. In such cases, the amount of profit shall be calculated by the Conflicts of Interest Committee and shall be forwarded to a charitable organization selected by the Conflicts of Interest Committee. No member of the Conflicts of Interest Committee may review his or her own transaction.

          2. REVIEW. Whenever the Conflicts of Interest Committee determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly to the Boards of Trustees of the applicable GMO Funds, information relating to the investigation of the violation, including any sanctions imposed. The Boards of Trustees of the GMO Funds may modify such sanctions as they deem appropriate. Such Boards shall have access to all information considered by the Conflicts of Interest Committee in relation to the case. The Conflicts of Interest Committee may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board of Trustees.

          3. REVIEW OF PRE-CLEARANCE DECISIONS. Upon written request by any Access Person, the Conflicts of Interest Committee may review, and, if applicable, reverse any request for pre-clearance denied by the Compliance Department (or a designee).

     C. EXCEPTIONS TO THE CODE. Although exceptions to the Code will rarely, if ever, be granted, the Compliance Department may grant exceptions to the requirements of the Code on a case by case basis if the Compliance Department finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported by the Compliance Department as soon as practicable to the Conflicts of Interest Committee and to the Boards of Trustees of the GMO Funds at their next regularly scheduled meeting after the exception is granted.

     D. COMPLIANCE CERTIFICATION. At least once a year, all Access Persons will be required to certify that they have read, understand and complied with the Code and the Procedures.

     E. INQUIRIES REGARDING THE CODE. The Compliance Department will answer any questions about this Code, the Procedures or any other compliance-related matters.

                         V. BOARDS OF TRUSTEES APPROVALS

     A. Approval of Code. The Boards of Trustees of the GMO Funds, including a majority of the Trustees who are not "interested persons" under the 1940 Act, must approve the Code based upon a determination that it contains the provisions reasonably necessary to prevent Access Persons from engaging in conduct prohibited by Rule 17j-1 under the 1940 Act.

     B. Amendments to Code. The Boards of Trustees of the GMO Funds, including a majority of the Trustees who are not "interested persons" under the 1940 Act, must approve any material amendment to the Code or the Procedures within six months of such change.

                                                                      APPENDIX 1

                                   DEFINITIONS

     "ACCESS PERSON" means:

     (1) every trustee, officer, or member of Grantham, Mayo, Van Otterloo & Co. LLC, Dancing Elephant, Ltd., GMO Australia Ltd., GMO Renewable Resources LLC, GMO Woolley Ltd., or any of the GMO Funds;

     (2) every employee or on-site consultant of a GMO Entity (or a company in a control relationship with any of the foregoing) who, in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund or an Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

     (3) every natural person in a control relationship with a GMO Entity or a GMO Fund who obtains information concerning recommendations made to a Fund or an Account with regard to the purchase or sale of a Security, prior to its dissemination or prior to the execution of all resulting trades;

     (4) such other persons as the Legal and Compliance Department shall designate. Initially, the Compliance Department HAS DESIGNATED ALL EMPLOYEES AND ON-site consultants of GMO Entities and all members of Grantham, Mayo, Van Otterloo & Co. LLC as Access Persons.

Any uncertainty as to whether an individual is an Access person should be brought to the attention of the Compliance Department, which will make the determination in all cases.

     "BENEFICIAL INTEREST" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Legal and Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

     "CODE" means this Code of Ethics, as amended.

     "COMPLIANCE DEPARTMENT" means the Legal and Compliance Department of Grantham, Mayo, Van Otterloo & Co. LLC. Communications received under this Code to be directed to the Compliance Department in the first instance should be directed to the Compliance Officer.

     "COMPLIANCE OFFICER" means the Compliance Officer of Grantham, Mayo, Van Otterloo & Co. LLC, Julie Perniola.

     "GMO ACTIVE PORTFOLIO" means any Fund or Account that is managed by application of traditional (rather than quantitative) INVESTMENT TECHNIQUES, which includes International Active, Domestic Active, Emerging Markets and Global Properties.

     "GMO ACCOUNT" AND "ACCOUNT" mean any investments managed for a U.S. based client by a GMO entity, including private investment accounts, ERISA pools and unregistered pooled investment vehicles.

     "GMO ENTITY" means Grantham, Mayo, Van Otterloo & Co. LLC, Dancing Elephant, Ltd., GMO Australia Ltd., GMO Australia LLC, GMO Renewable Resources LLC, or GMO Woolley Ltd.

     "EQUIVALENT SECURITY" means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security.

     "GMO FUND" AND "FUND" mean an investment company registered under the 1940 Act (or a portfolio or series thereof, as the case may be), including GMO Trust, for which any of the GMO Entities serves as an adviser or sub-adviser.

     "IMMEDIATE FAMILY" of an Access Person means any of an Access Person's spouse and minor children who reside in the same household. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Department determines could lead to the possible conflicts of interest or appearances of impropriety which this Code is intended to prevent. The Compliance Department may from time-to-time circulate such expanded definitions of this term as it deems appropriate.

     "PROCEDURES" means the Master Personal Trading Policies and Procedures of Grantham, Mayo, Van Otterloo & Co. LLC, from time-to-time in effect and attached hereto as Appendix 2.

     "SEC" means the Securities and Exchange Commission.

     "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies, or such other securities as may be excepted under the provisions of Rule 17j-1.

     "SECURITIES TRANSACTION" means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest. A donation of securities to a charity is considered a Securities Transaction.

                                       13